Exhibit 5.1

FRASER AND COMPANY LLP
Barristers & Solicitors
999 West Hastings Street, Suite 1200
Vancouver, British Columbia, Canada V6C 2W2
Tel: (604) 669-5244
Fax: (604) 669-5791

July 9, 2008

Santos Resource Corp.
11450-201A Street
Maple Ridge, British Columbia V2X 0Y4

Attention: Richard Pierce, President

Dear Sir:

Re:       Registration Statement on Form S-1
            13,836,500 Shares of Common Stock, $.001 par value

We are writing as your counsel in connections with a Registration Statement on Form S-1 to be filed with the Securities and Exchange Commission (the "SEC") for the purpose of registering under the Securities Act of 1933, as amended (the "Securities Act"), the offering of up to 13,836,500 shares (the "Shares") of Common Stock, $0.001 par value, of Santos Resource Corp., a Nevada corporation (the "Company"), by the selling shareholders named in the Registration Statement (the "Selling Shareholders").

In connection with rendering this opinion we have examined originals or copies of the following documents and instruments (collectively, the "Documents"):

(a)   the Articles of Incorporation of the Company;

(b)   the By-Laws of the Company;

(c)   certain records of the Company's corporate proceedings related to the issuance of the Shares; and

(d)   such other records and documents as we have deemed relevant for the purpose of rendering this opinion.

In our examination, we have assumed, without investigation, the authenticity of the Documents, the genuineness of all signatures to the Documents, the legal capacity of all persons who executed the Documents and valid execution by all parties to the Documents, and that such Documents are free from any form of fraud, misrepresentation, duress or criminal activity, and the conformity of the originals of the Documents which were submitted to us as copies.

Based upon the foregoing and in reliance thereof, it is our opinion that the Shares will, when sold by the Selling Shareholders, be legally issued, fully paid and non-assessable. This opinion is expressly limited in scope to the Shares enumerated herein which are to be expressly covered by the referenced Registration Statement.

This opinion is limited to the laws of the State of Nevada and opines upon Nevada law, including the statutory provision of the State of Nevada, all applicable provisions of the Nevada Constitution and all reported judicial decisions interpreting those laws. However, we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our law firm under "Legal Matters" in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K.

Very truly yours,

FRASER AND COMPANY LLP

per: /s/ Ailin Wan

Ailin Wan*

* Also a member of Massachusetts bar